Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the use in this Registration Statement on Form S-4 of our report dated March 14, 2014, on our audits of the consolidated financial statements of LSB Financial Corp. as of and for the years ended December 31, 2013 and 2012. We also consent to the references to our firm under the caption “Experts”.

/s/ BKD, LLP

Indianapolis, Indiana

July 3, 2014